Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

**MXE - Q2 2009 MXenergy Earnings Conference Call

Event Date/Time: Feb. 19. 2009 / 11:00AM ET

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CORPORATE PARTICIPANTS

 Robi Artman-Hodge

 MXenergy Holdings Inc. - EVP

 Jeffrey A. Mayer

 MXenergy Holdings Inc. - President, CEO

 Chaitu Parikh

 MXenergy Holdings Inc. - CFO

CONFERENCE CALL PARTICIPANTS

 Maryana Kushnir

 Nomura Asset Management - Analyst

 PRESENTATION

Operator

 Good day, ladies and gentlemen, and welcome to MXenergy’s Second Quarter 2009 Earnings Conference Call. My name is Mary, and I will be your Operator today. During the presentation, all participants will be in a listen only mode. After the speaker’s remarks, you will be invited to participate in a question and answer session.

As a reminder, ladies and gentlemen, this conference is being recorded. I would now like to hand the call over to your host for today’s call, Robi Artman-Hodge, Executive Vice President of MXenergy. Please proceed.

 Robi Artman-Hodge  - MXenergy Holdings Inc. - EVP

 Thank you, Mary, and good morning, everyone. I am Robi Artman-Hodge, Executive Vice President of MXenergy Holdings Inc. Today we will be reviewing our financial results for the quarter ended December 31, 2008 which is the second quarter of our fiscal year. During the call MXenergy Holdings Inc. may be referred to as MXenergy, the Company, we or us.

Before we begin, I would like to remind you that certain statements made during the conference call which are not based on historical facts may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by those forward-looking statements. Such factors include those risks described in our annual report on Form 10K for the year ended June 30, 2008, and on our current report on Form 10Q for the quarter ended December 31, 2008.

All information is current as of the date of this call and the company undertakes no duty to update this information. We’ll take questions at the end of the call as Mary suggested. Due to SEC disclosure regulations, we will be limited to commenting on information that has already been made available to the public by the company. We’ll not be able to address events occurring after December 31, 2008 which have not been previously disclosed.

I am joined today by Jeffrey A. Mayer, President and Chief Executive Officer of MXenergy; and by Chaitu Parikh, our Chief Financial Officer. And now, I’ll turn over the call to Jeff  Mayer for an overview of our operating results.

 Jeffrey A. Mayer  - MXenergy Holdings Inc. - President, CEO

 Thank you, Robi, and good morning, everyone. Today we are reviewing our results for the quarter ended December 31, 2008. Adjusted earnings before [interest], income tax, depreciation and amortization, stock compensation and unrealized gains or losses from risk management activities which as you know we refer to as adjusted EBITDA, was $15.8 million as compared with $14.4 million for the same quarter in fiscal year 2008.  [Editor’s Note: The transcript has been edited to reflect that interest is also excluded from the calculation of adjusted EBITDA.]

The adjusted EBITDA increase stemmed primarily from an increase of approximately $3.4 million MMBtus of natural gas sold and 82,000 megawatt hours of electricity sold during this past calendar quarter. This volumetric increase resulted from higher average RCEs for both natural gas and electricity, as well as colder than normal weather across our territories.

The positive impact of higher volumes of natural gas and electricity sold was partially offset by higher operating expenses which Chaitu will go into shortly. It is important to mention that gross profit per MMBtu of natural gas sold during the three months ended December 31, 2008 continued to be negatively impacted by unusual and significant decreases in natural gas market prices. The drop in prices resulted in a downward valuation in natural gas inventory and higher unrealized losses from risk management activities.

This, in turn, resulted in higher cost of goods sold during the three and six months ended December 31, 2008. The impact of this lower inventory value and higher unrealized losses should be fully or partially offset in future periods by higher gross profit as physical gas is delivered to customers during the remaining term of their contracts.

As noted, we served a higher number of average RCEs during the three months and six months ended December 31, 2008 as compared to the same periods in fiscal year 2008 due to the GasKey acquisition in January 2008 and the Catalyst Natural Gas acquisition in October 2008. But we took a cautious approach to growth given the uncertain economic times and our desire to conserve cash in light of our credit restrictions.

Despite the attractive market conditions in virtually all of our markets, we reduced our organic growth nationally, particularly in our non-guaranteed utility markets. As the national economy continued to weaken, we maintained the intensity of our scrutiny of customer credit-worthiness and our collections efforts. Additionally, we shortened the tenure of many of the fixed price products we offered.

Realize that even if receivables are guaranteed by a utility, if a fixed priced customer defaults or is shut off, MXenergy is exposed to higher attrition and price fluctuations that could arise from the remaining volumes that were purchased in advance for a that customer.

Average annual in contract attrition was approximately 26% for the 12 months ended December 31, 2008. This is higher than the 22% average in contract customer attrition which we have experienced for the three year period ending June 30, 2008. Higher in contract attrition for this 12 month period ended December 31, 2008 was primarily due to four factors.

First, significant organic fixed price sales for the six months leading up to June 30, 2008 when commodity prices were significantly higher than currently and customers migrating to current market rates that they perceive as better than their original contract rates with MXenergy.

Second, our aggressive approach toward disconnecting service to customers that are delinquent on account balances. Third, our disciplined insistence on satisfactory margins from commercial, as well as residential customers, sufficient to cover all the costs of supply, including financing costs.

And finally, our significant reduction in direct mail marketing and overall brand exposure efforts which we believe has had a negative impact on brand awareness and has contributed to the increased level of attrition in our markets.

Regarding our liquidity position, as of today we are in compliance with all covenants under our amended Revolving Credit Facility, including the milestone events relating to a liquidity event. We have met three of the milestone deadline dates, including delivering one or more non-binding letters of intent.

Despite the strength of our business and the fully secured nature of our credit facilities, national economic conditions continue to be challenging and the availability of credit and liquidity remain unpredictable. I will now turn the call over to Chaitu Parikh for a more detailed discussion of our financial results and our liquidity position. Chaitu?

 Chaitu Parikh  - MXenergy Holdings Inc. - CFO

 Thank you, Jeff. For purposes of this commentary, I’ll address our results of operations on an adjusted EBITDA basis. And as Jeff mentioned, adjusted EBITDA excludes the effects of interest, income taxes, depreciation, amortization, and stock compensation expenses, as well as unrealized gains and losses from risk management activities. We believe adjusted EBITDA is a better measure for assessing results from ongoing operations of our business.

Adjusted EBITDA was $15.8 million for the quarter ended December 31, 2008 which was about 9% higher than the same period in the prior fiscal year. Higher adjusted EBITDA was due to higher average RCEs served during the current quarter, colder than normal weather across our natural gas territories, and greater electricity gross profit per megawatt hours sold.

These positive impacts were partially offset by impacts related to the continuation of unprecedented declines in natural gas prices during the current quarter. These price declines resulted in significant adjustments to lower the recorded value of natural gas inventories on the balance sheet at December 31, 2008, as well as significant realized losses from risk management activities associated with natural gas held in storage at December 31, 2008. This resulted in corresponding increases to cost of goods sold of approximately $11.8 million for the three months ended December 31, 2008.

The impact of these adjustments for the current quarter should be fully or partially offset through the upcoming winter months by lower costs of natural gas sold and higher natural gas gross profit as physical gas is delivered to our customers. Excluding the impact of these adjustments, natural gas gross profit for the current quarter increased $11.1 million or 39% as compared to the same quarter in the prior fiscal year.

Higher natural gas gross profit primarily resulted from a 23% increase in the volume of natural gas sold in the current quarter due to a higher average number of customers served resulting from acquisitions of the natural gas operations of PS Energy Group in January 2008 and Catalyst Natural Gas LLC in October 2008, and due to the colder than normal weather in our natural gas territories in the current quarter as compared with warmer than normal weather during the same period in the prior fiscal year. On a weighted heating degree day basis it was approximately 11% colder than the prior year’s quarter.

I would like to emphasize that the impacts of lower natural gas prices previously noted to the current quarter also have had a $15.2 million cumulative comparative tax of increased cost of sales for the six months ended December 31, 2008 as compared with the same period in the prior fiscal year. Once again we expect that the impact of these adjustments to the six months ended December 31, 2008 should be fully or partially offset during the upcoming winter months by lower costs of natural gas sold and higher natural gas gross profit.

Electricity sales and gross profit increased approximately $13.5 million or 85% and $3.7 million or 138% in the second quarter of fiscal year 2009 as compared to the same period in the prior fiscal year. The increase is primarily due to approximately 60% higher average electricity RCEs served in the period.

The main driver for higher electricity RCEs was organic customer growth in our Texas, Connecticut and New York market areas which was largely due to targeted direct sales marketing activities during the fiscal year 2008 and the first few months of the 2009 fiscal year. Total operating expenses increased $2.9 million or 11% in the second quarter of fiscal year 2009 compared to the same period in the prior fiscal year.

Reserves and discounts increased $1.5 million or 91% for the current quarter principally due to higher sales in our Georgia and Texas markets where the local utilities do not guarantee customer accounts receivable and higher contractual discounts in our non-guaranteed LDC territories primarily due to higher total revenues and the change in the geographic customer mix in these markets.

Depreciation and amortization increased approximately $2.1 million in the quarter ended December 31, 2008 compared to the same period in the prior fiscal year principally due to higher amortization of customer acquisition costs which results from a general increase in customers and our shift to direct marketing activities, which costs are typically capitalized.

General and administrative expenses were $0.2 million or 1% lower in the current quarter as lower salaries and employee benefit expenses and lower professional fees were partially offset by higher customer care and billing costs related to the increased customer counts, particularly for the natural gas and electricity markets in Georgia and Texas.

And finally, advertising and marketing costs were $0.4 million lower for the current quarter due to the shifting of our marketing focus and resources towards more direct sales and marketing activities which result in a higher deferral of direct marketing costs.

Net interest expense increased $5.8 million or 58% for the quarter ended December 31, 2008 compared with the same period in the prior fiscal year. Approximately $2.9 million of the increase was due to a change in the fair market value of our interest rate swaps. $1.1 million of the increase was due to increased interest in fees related to the Revolving Credit Facility.

$1.5 million of the increase was due to higher amortization of deferred financing costs. These deferred financing costs increased significantly during the quarter and the six months ended December 31, 2008 as a result of the various Amendments to our Revolving Credit Facility and our hedge facility.

During the six months ended December 31, 2008, our cash and cash equivalents increased $68.6 million to a balance of $3.3 million at the end of the period. Approximately $78.4 million of cash was used for operating activities during the period which reflects an $11.7 million change from the $66.7 million we used in operations for the same period in fiscal year 2008.

Of this overall increase in cash used in operating activities, approximately $8.2 million was used to fund higher net working capital needs primarily resulting from higher customer accounts receivable balances and $3.5 million was due to lower operating costs, excluding unrealized gains or losses from risk management activities and non-cash expenses such as depreciation, amortization and stock compensation expense.

Cash was also used in or provided by the following material investing and financing activities during the six months ended December 31, 2008: $10.4 million was used for investment in customer acquisition costs throughout the period. $1.6 million was used to purchase natural gas inventories and customers related to the acquisition of Catalyst Natural Gas in October 2008;

$12 million was provided by borrowings under the Denham Credit Facility in September 2008 which was required by the Amendment to the Revolving Credit Facility. $10.4 million was provided by the bridge financing loans related to the Amendments of the Credit Facility in November 2008; and $0.6 million was used for capital expenditures on fixed assets during the period.

Other than cash generated from sales to customers, our primary source of liquidity is our Revolving Credit Facility which we primarily use to post Letters of Credit required to effectively operate within the markets that we serve. At December 31, 2008, the total available borrowing base under our Revolving Credit Facility was $204.9 million, including an over advance of $20 million for the November Amendment of which $183.3 million was utilized in the form of outstanding Letters of Credit.

There were no cash borrowings outstanding under the Revolving Credit Facility at December 31, 2008 or at June 30, 2008 other than the $10.4 million bridge financing loans which were outstanding at the end of the quarter.

The sharp drop in natural gas market prices during the six months of fiscal year 2009 resulted in a significant reduction in the available borrowing base under our Revolving Credit Facility. The reduced borrowing base strained our ability to post Letters of Credit as collateral with suppliers and hedge providers resulting in waivers obtained from lenders relating to certain provisions included in the agreement that covers the Revolving Credit Facility and ultimately resulted in material Amendments to that agreement.

The combined September 2008 and November 2008 Revolving Credit Facility Amendments had the following material impacts on our liquidity position. The maximum amount that can be borrowed under the Amended Revolving Credit Facility until April 1, 2009 is $244.6 million after which it further reduces in various increments to $125 million by June 30, 2009.

 Jeffrey A. Mayer  - MXenergy Holdings Inc. - President, CEO

 2008 - 2009, sorry.

 Chaitu Parikh  - MXenergy Holdings Inc. - CFO

 2009. The November 2008 Amendment included a provision that allows us to exceed the maximum amount that can be borrowed under the Revolving Credit Facility by various amounts that decrease incrementally from $35 million effective in November 2008 to zero effective in March 2009.

We also paid approximately $7.2 million of closing costs, legal fees and consulting fees related to various Amendments of the Revolving Credit Facility and the hedge facility during the six months ended December 31, 2008. These fees are being deferred on the consolidated balance sheet and they are being amortized over the remaining term of the facilities.

We believe that meeting the milestone dates relating to the liquidity event as defined in the Amended Revolving Credit Facility gives us a significant challenge from a liquidity perspective for the remainder of fiscal year 2009. As of February 17, 2009, we have met all defined milestone dates.

The remaining milestone events are the requirement that on or prior to March 31st we deliver to the lenders an executed agreement related to the consummation of the liquidity event and the requirement that such a liquidity event be consummated on or prior to May 31, 2009. The company continues to focus its efforts on meeting the remaining milestones. And now I’ll turn the call back to Jeff Mayer.

 Jeffrey A. Mayer  - MXenergy Holdings Inc. - President, CEO

 Thank you, Chaitu. Again let me thank all of our listeners for joining us today. We appreciate your continued interest in our company. We’ll now open the call up for questions.

 QUESTION AND ANSWER

Operator

 (Operator Instructions). Our first question comes from the line of [Maryana Kushnir] from Nomura Asset Management.

 Maryana Kushnir  - Nomura Asset Management - Analyst

 Hi. Regarding the Letter of Intent that was delivered that you mentioned, was that with regard to equity proposal, acquisition or the new facility?

Chaitu Parikh  - MXenergy Holdings Inc. - CFO

MXENERGY The Letter of Intent really relates to a liquidity event. And the liquidity event under the credit agreement is defined as either a $75 million equity raise or a refinance of the Credit Facility. So it really meets either one of those requirements.

 Maryana Kushnir  - Nomura Asset Management - Analyst

 Okay. Can you clarify which one that was?

Chaitu Parikh  - MXenergy Holdings Inc. - CFO

MXENERGY No, we have not disclosed that.

 Maryana Kushnir  - Nomura Asset Management - Analyst

 Okay. Could you tell us what the cash balance is at this point?

Chaitu Parikh  - MXenergy Holdings Inc. - CFO

MXenergy

 At the end of the quarter it was roughly $3.3 million.

 Maryana Kushnir  - Nomura Asset Management - Analyst

 And what is it currently?

Chaitu Parikh  - MXenergy Holdings Inc. - CFO

MXENERGY Again we have not disclosed what it is subsequent to December 31st.

 Maryana Kushnir  - Nomura Asset Management - Analyst

 Okay. And then regarding attrition rates, you cited 12 month attrition rates. Could you clarify what they were for this quarter specifically?

Chaitu Parikh  - MXenergy Holdings Inc. - CFO

MXenergy

 Yes. Again we didn’t specifically identify the attrition rate in the quarter; however, there was an increase in the trend as the rate for the 12 month period was certainly higher than what we’ve experienced in previous periods.

 Maryana Kushnir  - Nomura Asset Management - Analyst

 Why -- why can you not clarify the attrition rate for this quarter?

Chaitu Parikh  - MXenergy Holdings Inc. - CFO

MXENERGY We did not disclose what the attrition rate is for the quarter. We disclosed what the attrition rate was for the 12 month period.

 Maryana Kushnir  - Nomura Asset Management - Analyst

 Yes, I understand. I was just -- it would be helpful for us as investors to have this data.

Chaitu Parikh  - MXenergy Holdings Inc. - CFO

MXENERGY Okay, well we’ll consider disclosing that information in future quarters.

 Maryana Kushnir  - Nomura Asset Management - Analyst

 Okay. Thank you.

Operator

 Thank you. There are no other questions, sir, at this time. And I would like to turn the call over to Ms. Robi Artman-Hodge for closing remarks.

 Robi Artman-Hodge  - MXenergy Holdings Inc. - EVP

 Thank you again, Mary, and all the participants. We appreciate your continued interest in MXenergy. As Mary suggested at the beginning of this call, it is being taped and will be available starting tomorrow for the next 30 days at the investor relations link at www.mxholdings.com.

Additionally a transcript of today’s teleconference will be available within the next 10 days via the investor relations link also at www.mxholdings.com. Again, we appreciate your continued interest in MXenergy and we look forward to having you on future calls with us. Have a great day.

Operator

 Thank you for your participation in today’s conference. This concludes the presentation and you may now disconnect. Have a great day.

 Jeffrey A. Mayer  - MXenergy Holdings Inc. - President, CEO

 Thank you.

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